LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT (“Agreement”), dated this ____ day of December, 2009 made by GLOBAL AXCESS CORP., a Nevada corporation (the "Debtor"), to PROFICIO BANK, a Utah banking association (the "Secured Party").

PRELIMINARY STATEMENT.  Debtor has borrowed this date or will borrow hereafter from Secured Party one million and NO/100 Dollars ($1,000,000.00) (the “Loan”), which loan is evidenced by Debtor's Master Non-Revolving Line of Credit Note of even date (the "LOC Note") and other agreements executed in connection therewith including, without limitation, a UCC-1 Financing Statement (collectively referred to with the LOC Note as the “Loan Documents”). Debtor desires to secure the Loan Documents by granting to Secured Party, among other collateral, a security interest in the personal property more particularly described herein, and by agreeing to be bound by the terms hereof.

NOW, THEREFORE, in consideration of the premises and in order to induce Secured Party to deal with Debtor and to make extensions of credit to Debtor pursuant to the terms hereof, Debtor hereby agrees as follows:

SECTION       1.         Grant of Security.  Debtor hereby assigns and  pledges to Secured  Party, and hereby grants to Secured Party a security interest in all of Debtor’s right, title and interest in and to the following (the “Collateral”):

A.        All present and future contract receivables and contract rights, arising out of or in connection with the sale or lease of the Collateral funded under the Loan Documents,  and

B.        Debtors ATM and DVD Rental Machines hereafter acquired with the proceeds of the Loan, together with all accessories, parts, and accessions located upon, attached to or used in connection with any such property or which may at any time hereafter be placed in or added thereto; and

C.         All substitutions, replacements, and additions to any and all of the Collateral; and

D.        All proceeds of any and all of the Collateral and, to the extent not otherwise included, all payments under insurance (whether or not Secured Party is the loss payee thereof), or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the Collateral; and

E.         All leases, rentals, revenues, payments, repayments, income, charges, monies, issues and profits relating to the foregoing.

SECTION       2.         Security for Obligations.  This Agreement secures the payment of (i) all obligations of Debtor now or hereafter existing under the Loan Documents, whether for principal, interest, fees, expenses, including but not limited to attorneys' fees, or otherwise; (ii) all obligations of Debtor now or hereafter existing under this Agreement, the Loan Documents, and any other agreements securing the LOC Note, including any obligations of Debtor with respect to the real and personal property pledged under the Loan Documents (collectively, the “Collateral”); and (iii) all obligations of Debtor to Secured Party (all such obligations of Debtor being the "Obligations").

SECTION       3.         Representations and Warranties.  Debtor represents and warrants as follows:

A.        The financial information furnished to Secured Party in connection with Debtor's application for this loan and in the financial statements submitted to Secured Party is complete and accurate and Debtor has no undisclosed direct or contingent liabilities.

B.         Debtor has not incurred any debts, liabilities or obligations, and has not committed itself to incur any debts, liabilities or obligations other than (i) those disclosed to Secured Party in connection with its request for this loan or shown on the financial statements submitted to Secured Party, and (ii) those incurred in the ordinary course of business since the date of the financial statements delivered to Secured Party.

C.        Debtor owns the Collateral free and clear of any lien, security interest, charge or encumbrance except for the security interest created by this Agreement or arising by operation of law.  No effective financing statement or other instrument similar in effect covering all or any part of the Collateral is on file in any recording office, and there are no judgments, liens, encumbrances or other security interests outstanding against Debtor or any of its property other than those disclosed to Secured Party in connection with its request for this loan, and except such as may have been filed in favor of Secured Party to this Agreement, or which will be terminated by reason of use of the loan proceeds evidenced herein.

D.        This Agreement creates a valid, perfected, and enforceable security interest in the Collateral, securing the payment of the Obligations, and all filings and other actions necessary or desirable to perfect and protect such security interest have been duly taken.

E.         No authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required either (i) for the grant by Debtor of the security interest granted hereby or for the execution, delivery or performance of this Agreement by Debtor or (ii) for the perfection of or the exercise by Secured Party of its rights and remedies hereunder.

F.         Debtor is a corporation duly formed, validly existing and in good standing under the laws of the State of Nevada and has corporate power to borrow from Secured Party and to execute and deliver the Loan Documents, and all security agreements, and other agreements in connection therewith.

G.        The execution and delivery of the Loan Documents and this Agreement have been duly authorized by all necessary corporate action and will not violate any provision of (i) any law, rule, regulation, order, writ, judgment, decree, determination or award having applicability to Debtor or (ii) Debtor's Articles and/or Certificates of Incorporation or Bylaws or result in a breach of or constitute a default under any indenture or bank loan or credit agreement or any other agreement or instrument to which Debtor is a party or by which Debtor or its property may be bound or affected, or require the approval of any indenture trustee or an exemption from any governmental body or regulatory authority, and Debtor is not in default under any such order, writ, judgment, decree, determination, award, indenture, agreement or instrument.

H.        The Loan Documents and other agreements referred to herein when executed and delivered by an authorized agent, shall constitute the valid and legally binding obligations of Debtor, enforceable in accordance with their respective terms.

I.          There are no actions, suits, or proceedings pending or threatened against Debtor before any court or administrative agency, including without limitation, any RICO Lien Act administrative action, which, if determined adversely to Debtor, would have a material adverse effect on the financial condition or operation of Debtor.

J.          No employee benefit plan established or maintained, or to which contributions have been made, by Debtor which is subject to Part 3 of Subtitle 13 of Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), had an "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA) as of the last day of the most recent fiscal year of such plan ended prior to the date hereof, or would have had such an accumulated funding deficiency on such day if such year were the first year of such plan to which such Part 3 applied; and no material liability to the Pension Benefit Guaranty Corporation has been incurred with respect to any such plan by Debtor.

K.        Debtor has suffered no financial adverse change since the date of submission to Secured Party of Debtor's loan application and supporting financial information and Debtor knows of no circumstances threatened or pending which would adversely affect such financial information.

L.         All federal, state and county tax returns related to Debtor and Debtor's business, its assets, and employees have been properly and timely filed and all taxes shown thereon have been timely paid and proper reserves have been taken and properly accounted for on all financial reports of Debtor as to taxes not yet due and payable.

SECTION       4.         Further Assurances.

A.        Debtor agrees that from time to time, at the expense of Debtor, Debtor will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that Secured Party may request, in order to perfect and protect any security interest granted or purported to be granted hereby or to enable Secured Party to exercise and enforce its rights and remedies hereunder with respect to any Collateral, including, without limitation, executing and filing such financing or continuation statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as Secured Party may request, in order to perfect and preserve the security interests granted or purported to be granted hereby.

B.         Debtor will, during the term of the Loan, furnish to Secured Party the following financial reports and information:

i)          Debtor Financial Statements. Signed annual financial statements on Debtor shall be submitted to Secured Party within thirty (30) days of each year end, which statement shall be prepared in accordance with generally accepted accounting principles.

ii)         Year End Audits.  Signed fiscal year audits on Debtor shall be submitted to Secured Party within sixty (60) days from the date the audit is released.

iii)         Tax Returns. Within thirty (30) days after filing, but in any case within ninety (90) days of the standard filing date (including applicable extensions), copies of all federal and state, as appropriate, income tax returns on Debtor, including all schedules and accompanying materials.  Should an extension be filed, the filing party shall provide Secured Party with a copy of the extension request and proof of payment of the applicable tax liability within 10 days of the filing deadline.

(iv)       Fiscal Year.  Debtor shall not change its fiscal year without the express written consent of Secured Party.

C.        Debtor will reserve and keep in force all licenses, permits and franchises necessary for the proper conduct of its business and will duly pay and discharge all taxes, assessments and governmental charges upon Debtor or the Collateral before the date on which penalties attach thereto, unless and to the extent only that the same shall be contested in good faith and by appropriate proceedings.

D.        Debtor will not without the prior written consent of Secured Party being first obtained, (i) alter, through merger, consolidation, reorganization, sale, purchase or distribution of substantial assets or otherwise, its current legal and/or organizational make-up, voluntarily liquidate, in whole or in part, dissolve or sell, lease, abandon or otherwise dispose of all or any substantial portion of its properties or assets, or consolidate with, merge into, be a party to any consolidation or merger with, or otherwise be a party to any reorganization with, any corporation; (ii) be a party to any redemption or recapitalization of its stock or be a party to any issuance of its stock, including treasury shares; (iii) purchase stock or other intangible personal property as an investment in any other business entity excluding publicly traded securities; or (iv) enter into any leases relating to the Collateral.

E.         Debtor will permit any representative or agent of Secured Party to examine and, in their reasonable discretion, audit any or all of Debtor's books and records when requested by Secured Party.  The cost of no more than one such audit per year shall be borne by Debtor, unless an Event of Default shall have occurred and be continuing hereunder.

F.         Debtor will immediately inform Secured Party of any material adverse change in the financial condition of Debtor.

G.        Debtor will not (i) create, incur, assume or suffer to exist any new indebtedness not in existence on the date hereof, without the prior written consent of Secured Party being first obtained, except for trade credit and accrued liabilities extended in the ordinary course of business, (ii) assume, guarantee, endorse or otherwise become directly or contingently liable (including without limitation liable by way of agreement, contingent or otherwise, to purchase,  to provide funds for payment, to supply funds to or otherwise to invest in Debtor or otherwise to assure any creditor against loss) in connection with any indebtedness of any other person, except guaranties by endorsement of negotiable instruments for deposit in the ordinary course of business, or (iii) create, assume, incur or suffer to exist any indebtedness to any other person or source whatsoever without the prior written consent of Secured Party being first obtained, except in each such case:

(i)         debt created hereby or by this Agreement;

(ii)        debt secured by existing liens described in Section 3(c) hereof, if any;

(iii)       debt secured by liens for taxes, assessments or governmental charges or levies on its property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings;

(iv)       imposed by law, such as carriers', warehousemen's and mechanic's liens and other similar liens arising in the ordinary course of business;

(v)        trade credit and accrued liabilities incurred in the ordinary course of business; and

(vi)       arising out of pledges or deposits under workmen's compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation.

H.        Without Secured Party's prior written consent in each instance, Debtor shall not pledge, hypothecate, or in any way further encumber its assets.

I.          Debtor shall maintain a Debt Service Coverage Ratio of at least 1.25 to be tested quarterly upon receipt of Debtor’s financial information at the end of each fiscal quarter.  Debt Service Coverage Ratio shall mean: as of the last day of any calendar quarter, the ratio calculable by dividing (a) net income plus depreciation, amortization and interest expense less withdrawals and dividends, for the twelve month period immediately proceeding such date, by (b) the current portion of long term senior debt (as defined under GAAP) and Interest Expense.

J.          Debtor shall maintain a minimum Tangible Net Worth of $9,000,000.00, which shall be tested at the end of each quarter.  Tangible Net Worth shall mean: shareholders’ equity minus intangible assets (as categorized on the Debtor’s balance sheet (for the avoidance doubt, “intangible assets” do not include merchant contracts)) and Related Party Receivables.  Related Party Receivables means all amounts due from related entities (including without limitation affiliates, subsidiaries, shareholders and officers.

K.        Debtor shall maintain a depository account with Secured Party.

L.         Debtor shall pay from time to time as the same shall become due and payable, the full amount of all taxes of every nature and kind, including without limitation, documentary stamp taxes and intangible taxes as well as all of the tax-related interest and penalties due under the Loan Documents, and any other indebtedness and liabilities in accordance with customary trade practices.  Debtor further agrees to indemnify and hold Secured Party harmless from and against any and all documentary stamp taxes, intangible taxes and interest and penalties thereon assessed in connection with any loan transaction subject to this Agreement.  Debtor shall pay when due all taxes, license fees, assessments and other liabilities and charges, except as shall be contested in good faith by appropriate proceedings being diligently prosecuted provided that with respect to such contested matter, Debtor shall have created adequate reserves against its possible liability thereunder; and provided, further, that if Secured Party shall notify Debtor that in its reasonable opinion, by non-payment of any such matters the Collateral or any part thereof will be subject to immediate loss or forfeiture, any such taxes, assessments or charges shall be promptly paid by Debtor.

M.       Debtor shall procure insurance insuring the Collateral against risks of loss or damage, theft, business interruption insurance coverage, general liability insurance coverage, and such other casualty as Secured Party may reasonably require.  Each such policy shall name Secured Party as loss payee and contain a clause or endorsement satisfactory to Secured Party that such policy may not be cancelled or altered and Secured Party may not be removed as loss payee without at least thirty (30) days' prior written notice to Secured Party.  In all events, the amounts of such insurance coverages shall conform to prudent business practices and shall be in such minimum amounts that Debtor will not be deemed co-insurers under applicable insurance laws, regulations, policies or practices.  Debtor hereby assigns and grants to Secured Party a security interest in any and all proceeds of such policies insuring the Collateral and, upon the occurrence of an event of Default and continuously thereafter, authorize each insurance company to pay all such proceeds directly and solely to Secured Party and not to Debtor and Secured Party jointly.

N.        Debtor shall immediately notify Secured Party in writing upon the happening, occurrence, or existence of any event of Default, or any event or condition which with the passage of time or giving of notice, or both, would constitute an Event of Default, and shall provided Secured Party with a detailed statement by a responsible officer of Debtor, of all relevant facts and the action being taken or proposed to be taken by Debtor with respect to remedying the Event of Default.

O.        Debtor shall give Secured Party prompt written notice of any action, suit or proceeding at law or in equity or before any governmental instrumentality or other agency, including any investigation by any governmental instrumentality or any other agency, the outcome of which might adversely affect the operations or financial condition of Debtor.

P.         Debtor shall comply with all laws, rules, ordinances, and regulations to which it may be subject promulgated by any governmental authority and applicable to Debtor, unless contested by Debtor as permitted by law.

Q.        Debtor shall provide Secured Party with thirty (30) or more days prior written notice of the nature of any intended change in it legal or trade name or the location of any facility where any of the Collateral may be located and when such change or use shall become effective.

R.         Debtor shall provide Secured Party within ten (10) days of release, any press release issued by Debtor, regardless of medium.

SECTION       5.         Transfers and Other Liens.  Debtor shall not:

A.        Sell, assign (by operation of law or otherwise) or otherwise dispose of any material portion of the Collateral (except for the sale of inventory at usual prices in the ordinary course of business).

B.        Create or suffer to exist any lien, security interest or other charge or encumbrance upon or with respect to any of the Collateral to secure debt of any person or entity, except for the security interest created by this Agreement.

C.        Notwithstanding the provisions of paragraph (A) above, if any item of personal property constituting a part of the Collateral becomes inadequate, obsolete, worn out, unsuitable, undesirable or unnecessary or should be replaced, Debtor may remove such item provided that Debtor shall either:

i.
Prior to or simultaneously with such removal, substitute and install as part of the Collateral, property having equal or greater value (but not necessarily the same function in the operation of the Collateral), which such substituted property shall be free from all liens and encumbrances and shall become part of the Collateral; or

ii.
In the case of removal of property without substitution, promptly pay to Secured Party an amount equal to (a) the proceeds of such sale or the scrap value thereof, if the removed property is sold or scrapped, or (b) if the removed property is used as a trade-in for property not to be installed as part of the Collateral, the trade-in credit received by Debtor.

Debtor shall apply monies under subsection (c)(ii) to the payment of the outstanding principal balance under the note executed in connection with the advance to purchase the Collateral, as provided therein.  In addition, Debtor shall reduce the note executed in connection with the advance to purchase the same Collateral by an amount, if any, equal to the difference between the payments, paid on such note, and the value of the Collateral as carried on the books of Secured Party.

SECTION       6.         Secured Party Appointed Attorney-in-Fact.  Debtor effective upon the occurrence and during the continuance of an Event of Default hereby irrevocably appoints Secured Party Debtor's attorney-in-fact, with full authority in the place and stead of Debtor and in the name of Debtor, Secured Party or otherwise, from time to time in Secured Party's reasonable discretion, to take any action and to execute any instrument which Secured Party may deem reasonably necessary or advisable to accomplish the purposes of this Agreement (subject to the rights of Debtor under Section 7), including, without limitation:

i.	to ask, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral,

ii.	to receive, endorse, and collect any drafts or other instruments, documents and chattel paper, in connection with clause (i) above, and

iii.
to file any claims or take any action or institute any proceedings which Secured Party may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of Secured Party with respect to any of the Collateral.

SECTION       7.         Secured Party May Perform.  If Debtor fails to perform any agreement contained herein, Secured Party may itself perform, or cause performance of, such agreement, and the expenses of Secured Party incurred in connection therewith shall be payable by Debtor under Section 12(B).

SECTION       8.         Secured Party's Duties.  The powers conferred on Secured Party hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers.  Except for the safe custody of any Collateral in its possession and the accounting for monies actually received by it hereunder, Secured Party shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral.

SECTION       9.         Leases.  Debtor acknowledges that in consideration of Secured Party making a loan evidenced by the Loan Documents, Debtor hereby transfers, assigns, delivers, and grants a security interest to Secured Party in all of the right, title, and interest of Debtor in and to:  (i) all leases, subleases, and any other agreements, whether written or oral, hereinafter existing with respect to any portion or portions of the Collateral; (ii) all rents and other payments of every kind due or payable and to become payable to Debtor by virtue of any lease of the Collateral; (iii) all books and records relating to leases of the Collateral; and (iv) all proceeds of any of the Collateral.

This Agreement constitutes an absolute and present assignment of all rentals, income and other revenues payable under or derived from any and all leases concerning the Collateral, subject only to the conditional license granted by the Secured Party to the Debtor to collect such rentals, income and revenues during such time as no Event of Default shall have occurred hereunder.

Debtor shall not enter into any lease of all or any part of the Collateral subsequent to the date hereof except with the prior written consent of Secured Party and pursuant to lease terms in form and substance satisfactory to the Secured Party.

Debtor will perform, fulfill, comply with and observe each and every covenant, agreement and condition to be performed, fulfilled, complied with and observed by the Debtor as lessor under any lease of the Collateral, and will not suffer or permit any default of the Debtor as lessor thereunder to occur (except defaults which are duly cured within the time provided in a lease for the curing thereof).

Debtor shall not, and shall not have the right or power to, as against the Secured Party without its consent, cancel, terminate, abridge or modify any lease, except under commercially reasonable terms and conditions, or accept a surrender thereof or accept prepayments of installments of rent or other sums due or to become due thereunder.

SECTION       10.       Events of Default.  The occurrence of any of the following events shall constitute an event of default (“Events of Default”):

A.        Failure to pay within ten (10) days after the same shall become due any portion of the Obligations, including, but not limited to, any principal or interest due under the Loan  Documents or other instrument evidencing the Obligations; or

B.         Failure by Debtor to comply with or perform any provision of this Agreement, the Loan Documents, or any provision of any document contemplated by or delivered in connection with this Agreement, on its part to be complied with or performed which such failure is not cured within ten (10) days after notice thereof is delivered to Debtor; or

C.        Any representations or warranties made or given, or to be made or given, by Debtor in this Agreement, or in any certificate, agreement, guaranty, instrument or statement contemplated by or made or delivered in connection with this Agreement, shall have been incorrect, false or misleading in any material respect when made; or

D.        Breach, or a violation of, any covenant of Debtor made or given in connection with this Agreement that is not cured within ten (10) days after notice thereof is delivered to Debtor or any indenture, bank loan or credit agreement or any other agreement or instrument to which Debtor is a party or by which Debtor or its property may be bound or affected that is not cured within the cure period provided therein; or

E.         Subjection of the Collateral, or any part thereof, to attachment, levy of execution or other judicial process; or

F.         The revocation, withdrawal, material modification or withholding of any license, consent or approval of any governmental body or other regulatory authority or agency required for the consummation of any transaction contemplated by this Agreement or any other agreement between Debtor and Secured Party, or the happening of any other event whereby such license, consent or approval shall lapse or otherwise not be in full force and effect; or

G.        The default or the occurrence of an event, which with notice and passage of time would constitute a default under any agreement between Debtor and Secured Party, or between any Guarantor or Corporate Guarantor and Secured Party that is not cured within the cure period provided therein; or

H.        A default, event of default, or event, which with notice and passage of time would constitute a default or event of default, under any material lease or other agreement between Debtor and any other party which has not been cured within any applicable cure period; or

I.          Failure of Debtor to maintain:  (i) the Debt Service Coverage Ratio as set forth in Section 4(I), (ii) the minimum Tangible Net Worth as set forth in Section 4(J), and (iii) a depository account with Secured Party as set forth in Section 4(K).

SECTION       11.       Remedies.  If any Event of Default shall have occurred and be continuing, Secured Party may exercise all rights and remedies set forth in the Loan Documents, and, in addition to other rights and remedies provided for herein or  otherwise available to it, all the rights and remedies of a secured party on default under the Uniform Commercial Code as adopted by the State of Florida (the "Code") (whether or not the Code applies to the affected Collateral).

SECTION       12.       Indemnity and Expenses.

A.        Debtor agrees to indemnify Secured Party against any and all claims, losses and liabilities growing out of or resulting from this Agreement (including, without limitation, enforcement of this Agreement), except claims, losses or liabilities resulting from Secured Party's gross negligence or willful misconduct.

B.         Debtor will upon demand pay to Secured Party the amount of any and all reasonable expenses, including the reasonable fees and disbursements of its counsel and of any experts and agents, which Secured Party may incur in connection with (i) the administration of this Agreement, (ii) the custody, preservation, use or operation of, or the sale of, collection from, or other realization upon, any of the Collateral, (iii) the exercise or enforcement of any of the rights of Secured Party hereunder or (iv) the failure by Debtor to perform or observe any of the provisions hereof.

SECTION       13.       Waiver of Jury Trial.  No party to this Agreement or any assignee, successor, heir or legal representative of a party shall seek a jury trial in any lawsuit, proceeding, counterclaim or any other litigation procedure based upon or arising out of this Loan and Security Agreement, any related agreement or instrument, any other collateral for the indebtedness secured hereby or the dealings or the relationship between or among the parties hereto or thereto, or any of them.  No party will seek to consolidate any such action, in which a jury trial has been waived, with any other action in which a jury trial cannot or has not been waived.  The provisions of this paragraph have been fully negotiated by the parties hereto, and these provisions shall be subject to no exceptions.  No party has in any way agreed with or represented to any other party that the provisions of this section will not be fully enforced in all instances.

SECTION       14.       Amendments.  No amendment or waiver of any provision of this Agreement nor consent to any departure by Debtor herefrom, shall in any event be effective unless the same shall be in writing and signed by Secured Party, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

SECTION       15.       Addresses for Notices.  All notices and other communications provided for hereunder shall be in writing (including email and telegraphic communication) and, if to Debtor, mailed or telegraphed or delivered to it, addressed to 7800 Belfort Parkway, #165, Jacksonville, Florida 32256, Attn: George A. McQuain, if to Secured Party mailed or delivered to it, addressed mailed or delivered to 10151 Deerwood Park Boulevard, Building 200, Suite 105, Jacksonville, Florida 32256, Attn: Joseph D. Sistare, III, (csitare@proficiobank.com) or as to either party at such other address as shall be designated by such party in a written notice to each other party complying as to delivery with the terms of this Section.  All such notices and other communications shall, when mailed or telegraphed, respectively, be effective when deposited in the mails or delivered to the telegraph company, respectively, addressed as aforesaid.

SECTION       16.       Governing Law; Terms.  This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

SECTION       17.       Security for Other Obligations.  This Agreement stands and is security for any and all notes, liabilities, obligations, direct or contingent and of whatsoever kind or description, of Debtor, or one or more of them if more than one Debtor, to Secured Party, whether as maker, endorser, surety, guarantor or otherwise, and whether those notes, liabilities and obligations, or any of them, of Debtor, or one or more of them if more than one Debtor, be now in existence or accrue or arise hereafter, or be now owned or held by Secured Party or be acquired hereafter, to include notes, liabilities and obligations owing by Debtor, or one or more of them if more than one Debtor, jointly with third persons, it being the intent and purpose of Debtor, and each of them if more than one, to secure by this Agreement, all notes, claims, demands, liabilities, and obligations (whether or not otherwise secured) that Secured Party may have, hold or acquire at any time during the life of this Agreement against Debtor, or one or more of them if more than one Debtor, provided that all such notes, claims, demands, liabilities and obligations secured by this Agreement must be incurred or arise or have come into existence either on or prior to the date of this Agreement, or within the period of twenty (20) years from the date of this Agreement.  It is expressly understood and agreed that Secured Party in its dealings in the future with any of the notes, liabilities and obligations of Debtor, or one or more or all of them if more than one Debtor, intends to rely upon, and will rely upon, the provisions of this paragraph.

SECTION       18.       Advances Under Note.  Lender agrees that it shall make advances under the LOC Note (“each an “Advance”) to Debtor up to $1,000,000 in the aggregate as requested by Debtor from time to time, subject and pursuant to the terms of this Agreement and the LOC Note.  Debtor acknowledges that prior to Secured Party’s obligation to advance funds pursuant to the Loan Documents, Debtor shall:  (a) present to Secured Party a detailed purchase order including the cost, quantity, and description of each ATM or DVD rental machine being purchased; (b) present a list of installation locations for each machine being purchased; (c) if used machines are being purchased, present an appraisal, dated no more than sixty (60) days prior to the date of request for such advance, of the fair market value of the used machines; (d) execute such documents as are required by Secured Party to perfect a security interest in accordance with Secured Party’s underwriting guidelines, and such other matters as are requested by Secured Party; (e) present to Secured Party a list of serial numbers and model numbers for each machine being purchased; and (f) provide Secured Party with proof that all machines being purchased are free of all liens.  Debtor acknowledges that the amounts advanced as to all purchases hereunder shall not exceed $1,000,000.00 and as to any individual machine purchased hereunder, advances shall not exceed: (i) seventy-five percent (75%) of the purchase price of new machines; and/or (ii) seventy-five percent (75%) of the appraised fair market value of such machine not to exceed the purchase price of such machines.

SECTION       19.       Terms of Loan Repayment.  Each Advance made under the LOC Note shall be repaid in thirty six (36) equal and consecutive monthly installments of principal, plus interest thereon.  Each payment shall be due and payable monthly commencing on the fifth (5th) day of the next consecutive calendar month following the date of each Advance and continuing on the same day of each and every month thereafter.

SECTION       20.       Use of Proceeds.  Advances made under the Loan Documents shall be used solely for the purchase of ATM and DVD rental machines to be placed with Debtors existing clients.

SECTION       21.       Origination Fee.  Debtor acknowledges that it shall pay to Secured Party an origination fee of $5,000.00 (the "Origination Fee").  The Origination Fee shall be paid on a pro rata basis based on the amount of each advance under the Loan Documents.  Such payment shall be due at the time of each advance.  In the event no advance is made under the Loan Documents within 12 months from the date hereof, Debtor shall immediately pay to Secured Party, $2,500.00 of the Origination Fee.

IN WITNESS WHEREOF, Debtor has caused this Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

Signed and acknowledged in the	GLOBAL AXCESS CORP., a,
presence of:	Nevada corporation

By:
Witness Print Name	Name:
Its:

Witness Print Name

PROFICIO BANK, a
Utah banking corporation

Witness Print Name
By:
Joseph D. Sistare, III
	Its:	Vice-President

Witness Print Name

STATE OF GEORGIA
COUNTY OF ______________

This instrument was acknowledged before me this ___ day of December, 2009, by _________________, as ______________ of Global Axcess Corp., a Nevada corporation, on behalf of said corporation, who is personally known to me or who has produced ______________________________________ as identification.

Notary Public, State of Georgia at Large
My Commission Expires:

STATE OF GEORGIA
COUNTY OF __________

This instrument was acknowledged before me this ___ day of December, 2009, by Joseph D. Sistare, III, as Vice President, of Proficio Bank, a Utah banking corporation, on behalf of said corporation, who is personally known to me or who has produced ____________________________ as identification.

Notary Public, State of Georgia
My Commission Expires: